UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INFOSPACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 4 , 2007, InfoSpace, Inc. issued the following press release:

InfoSpace Announces Record and Distribution Dates for Special Cash Distribution

BELLEVUE, Wash.—May 4, 2007 – InfoSpace, Inc. (NASDAQ: INSP) said today that the previously announced special one-time cash distribution will be paid on or about May 28, 2007, to shareholders of record of InfoSpace’s common stock at the close of business May 18, 2007. The amount of the distribution will be $6.30 per share.

InfoSpace believes that a significant portion of the distribution may be deemed a tax-free return of capital to most shareholders to the extent of each shareholder’s tax basis in his, her or its shares.

Tax Considerations

A portion of the distribution may be taxable as “qualified dividend income” to the extent paid out of a shareholder’s pro rata share of InfoSpace’s current or accumulated earnings and profits. The portion of the distribution that will be taxable as qualified dividend income will not be determined until after December 31, 2007, because such portion is dependent on the earnings and profits of InfoSpace for its taxable year ending December 31, 2007, which InfoSpace will not be able to definitively calculate until after the end of the taxable year. The final determination of the portion of the distribution, if any, that will be treated as qualified dividend income will be reported to you on a tax information return in early 2008.

Any portion of the distribution in excess of each holder’s pro rata share of InfoSpace’s earnings and profits will be treated first as a tax-free return of capital to the extent of each shareholder’s tax basis in his, her or its shares of InfoSpace common stock, with any remaining portion treated as capital gain.

Non-United States holders of InfoSpace common stock generally will be subject to withholding on the gross amount of the distribution at a rate of 30% or such lower rate as may be permitted by an applicable income tax treaty.

Because individual tax circumstances of shareholders vary, shareholders should consult their own tax advisors regarding the tax consequences to them of the distribution.

About InfoSpace

InfoSpace, Inc. is a leading developer of tools and technologies to help people discover and enjoy content and information—whether on a mobile phone or on the PC. The company’s mobile platform and applications, such as InfoSpace Find It! (www.infospacefindit.com), create programming and sales opportunities for carriers, while satisfying consumer demand for highly relevant mobile functionality and content. InfoSpace uses its proprietary metasearch technology to power a portfolio of branded Web sites, including Dogpile (www.dogpile.com), ranked highest in customer satisfaction by J.D. Powers and Associates, and Zoo (www.zoo.com), a new kid-friendly search engine, and provide private-label search and online directory services to consumers on a global basis. More information can be found at www.infospaceinc.com.

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Source: Infospace, Inc.

CONTACT:

Stacy Ybarra

Director, Corporate Communications

(425) 709-8127

stacy.ybarra @infospace.com

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